Exhibit 15.1

The Board of Directors and Stockholders

FedEx Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the FedEx Corporation Incentive Stock Plan of FedEx Corporation of our reports dated September 20, 2005 and December 20, 2005, relating to the unaudited condensed consolidated interim financial statements of FedEx Corporation that are included in its Form 10-Q for each of the quarters ended August 31, 2005 and November 30, 2005.

/s/ Ernst & Young LLP

Memphis, Tennessee

December 22, 2005